Exhibit 10.17

October 2, 2006

Peter J. Tallian

31 Doe Hollow Drive

Trumbull, CT 06611

Dear Peter:

I am delighted to invite you to join our company as its Chief Financial Officer. In this letter I would like to outline the terms of our offer:

1.	POSITION: Your position will be Chief Financial Officer of the Company reporting to me as CEO. In this position, you will be responsible for the corporate finance, accounting, financial planning and analysis and IT functions. Your employment will begin on November 13, 2006. This position is currently based in Wallingford, CT, and will require frequent travel.

2.	COMPENSATION: Your bi-weekly salary will be $9,615.38 ($250,000 annually). Your first scheduled review will occur in January, 2008. Thereafter, your salary may be adjusted from time to time in accordance with normal business practice and at the sole discretion of the Company.

You will be eligible to participate in the Company’s annual year-end bonus plan starting with the fiscal year ending December 31, 2006. Bonuses are discretionary based on overall Company performance as well as on the CEO’s evaluation of individual performance. Your target bonus will be 60% of base pay earned during the year. If any bonus is paid for 2006 performance, it will be pro-rated based on your base earnings during 2006. All bonuses are subject to approval by the Board of Directors of the Company.

3.	STOCK OPTIONS AND OTHER LONG-TERM INCENTIVES: The Company will grant you non-statutory options to purchase 100,000 shares of Common Stock of the Company with an exercise price equal to the fair market value of the Company’s public stock at the date of grant. These options will vest 25% per year from the date of grant. This award is governed by the Company’s 2003 Stock Incentive Plan. To paraphrase this Plan, in the event of a merger or other acquisition, the board of directors must provide that all outstanding options or other stock based awards under the plan shall be assumed or substituted for by the acquirer. If any of these events constitutes a change in control, and if within one year of the change in control, the optionee’s employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted options will be immediately exercisable in full.

You will be eligible for additional long-term incentives subject to the approval of the Board of Directors of the Company and based upon individual performance. The framework currently approved for 2007 includes target awards (with actual awards based on individual performance) of Performance Shares with a value of 50% of base pay with a 3 year step vesting, Restricted Stock with a value of 25% of base with a 3 year cliff vesting and Non-Statutory Stock Options worth 25% of base with a 3 year step vesting.

4.	BENEFITS: You will be eligible to participate in the Company’s employee benefit programs. Health and Dental Insurance will begin on your first day of employment if you submit your enrollment forms within your first 30 days of employment. You will be eligible for as much as 3 weeks of vacation per calendar year to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 0.576 days per bi-weekly pay period that you are employed during such calendar year. Additional detail regarding these and other benefit programs is available in the Company’s Employee Manual which will be provided to you.

Distributed Energy Systems Corp.

10 Technology Drive, Wallingford, CT 06492  |  Phone: 203-678-2350  |  FAX: 203-678-2284  |  www.distributed-energy.com

5.	401(k): You are eligible to participate in our 401(k) Savings Plan immediately upon your joining the company. The Company will match 50% of the first 6% of your voluntary contributions.

6.	AGREEMENTS AND EMPLOYMENT ELIGIBILITY: As a condition of employment, you will be required to execute an Assignment of Invention, Non-Disclosure, and Non-Compete Agreement in the form attached as Exhibit A. Any option or stock issuances in accordance with this letter will be made pursuant to formal option and restricted stock agreements. You will also be required to provide the Company, within three days of your hire date, with documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

You further represent that, to the best of your knowledge, the performance of all of the terms of your employment with the Company does not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company, and that you shall not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

7.	EMPLOYMENT RELATIONSHIP: This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, except as defined in Section 8 below, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. All company policies are subject to modification, addition and termination.

8.	CERTAIN PAYMENTS: If a Change in Control Event, as defined in the Company’s 2003 Stock Incentive Plan (a “Change in Control Event”), occurs and either your employment is terminated within one year thereafter without Cause, as defined in such plan (“Cause”), or you terminate your employment for Good Reason, as defined in such plan (“Good Reason”), you will be paid six months of salary at your then current rate of salary. Such amounts shall be paid on a pro-rata basis in accordance with customary payroll practices during the period commencing with your termination and ending on March 15 of the calendar year following termination.

In consideration of and as a condition to receiving the benefits described in this Section 8, you shall be required to execute and deliver to the Company a general release in a form satisfactory to the Company.

Distributed Energy Systems Corp.

10 Technology Drive, Wallingford, CT 06492  |  Phone: 203-678-2350  |  FAX: 203-678-2284  |  www.distributed-energy.com

We feel that this offer is exceptionally attractive and reflects the confidence we have in your ability to guide the growth of DESC and to achieve a significant enhancement of stockholder value. We very much look forward to having you join us as our Chief Financial Officer.

Very truly yours,

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/S/ AMBROSE L. SCHWALLIE
Ambrose L. Schwallie Chief Executive Officer

Accepted:

/S/ PETER J. TALLIAN	Date:	10/17/06
Peter J. Tallian

Distributed Energy Systems Corp.

10 Technology Drive, Wallingford, CT 06492  |  Phone: 203-678-2350  |  FAX: 203-678-2284  |  www.distributed-energy.com